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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 71 to the registration statement on Form N-1A (the "Registration Statement"), of our reports dated September 30, 1996, relating to the financial statements and financial highlights appearing in the August 31, 1996 Annual Reports to Shareholders of Vanguard U.S. Growth Portfolio and Vanguard International Growth Portfolio, and which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

Philadelphia, PA

December 19, 1996